UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 27, 2011

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-12974	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

( ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events.

     On January 27, 2011, Santa Fe Gold Corporation (“Santa Fe”) loaned US$200,000 to Columbus Silver Corporation (TSXV: CSC) (“Columbus”) in connection with that certain Memorandum of Understanding (“MOU”) dated September 24, 2010, under which the two companies set out their understanding for completing a business combination. Columbus will use the loan to cover certain property payments, legal costs and operating expenses through April 30, 2011, by which time the parties anticipate being able to consummate the business combination. Under the Promissory Note (“Note”) executed by Columbus in favor of Santa Fe, simple interest on the outstanding principal amount of $200,000 shall accrue at the rate of four percent (4%) per annum. On December 31, 2012, the outstanding principal amount and all accrued and compounded interest shall be due and payable. In the event the business combination does not proceed, the loan may be repaid in Columbus Silver stock after compliance with TSX Venture Exchange requirements. A copy of the Note, containing the relevant terms, is attached as Exhibit 99.2 hereto.

     In consideration of Santa Fe advancing the US$200,000 pursuant to the terms of the Note, the parties on the same date executed a Side Letter (“Letter”), acknowledging and agreeing that: (1) Columbus intends to engage in a business combination transaction with Santa Fe on the same terms as detailed in the MOU; and (2) the “Exclusivity” provision of the MOU is amended and restated to provide that until March 31, 2011, Columbus will deal exclusively with Santa Fe in connection with an “Acquisition Proposal” as defined in the MOU. A copy of the Letter, containing the relevant terms, is attached as Exhibit 99.3 hereto.

     The MOU contemplates a business combination by way of a Plan of Arrangement, which is subject to Canadian court approval. In addition, the proposed transactions are subject to the final approval of the boards of directors of Santa Fe and Columbus, stock exchange and regulatory approvals, and Columbus shareholder approval. A copy of the MOU, containing the relevant terms, is attached as Exhibit 99.2 to Santa Fe’s Current Report on Form 8-K filed with the SEC on September 27, 2010.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	Press Release dated February 1, 2010
99.2	Promissory Note
99.3	Side Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: February 1, 2011	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer